                                                                     EXHIBIT 5.1
                        Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304

                                August 11, 2000

InfoSpace, Inc.
601 108/th/ Avenue N.E., Suite 1200
Bellevue, Washington 98004

     Re: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about August 11, 2000 (the "Registration Statement") in connection with the registration under the Securities ACt of 1933, as amended, of a total of 4,500,000 shares of your Common Stock (the "Shares"), to be offered for sale by the selling stockholders named therein. As legal counsel for InfoSpace, Inc., we have examined the proceedings taken in connection with the sale of the Shares by the selling stockholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH &
                                           ROSATI